Exhibit (a)(1)(v)

WEIGHT WATCHERS INTERNATIONAL, INC.

NOTICE OF WITHDRAWAL

To:	Weight Watchers International, Inc.
Attention: Corporate Secretary
675 Avenue of the Americas, 6th Floor
New York, New York 10010

E-mail: optionexchange@weightwatchers.com

I previously received a copy of the Offering Memorandum, dated May 22, 2015, and the related Election Form. I signed and returned the Election Form, in which I elected to tender all of my Eligible Options. I understand that, by signing this Notice of Withdrawal and delivering it to Weight Watchers International, Inc. (“Weight Watchers”), I withdraw my acceptance of the Offer and reject the Exchange Program. By rejecting the Exchange Program, I understand that I will not receive any Replacement Options in exchange for my Eligible Options and I will retain those Eligible Options with their existing term, exercise price, vesting schedule, and other terms and conditions. I agree that Weight Watchers has made no representations or warranties to me regarding my rejection of the Exchange Program. The withdrawal of my Eligible Options from the Exchange Program is at my own discretion. I agree that Weight Watchers will not be liable for any costs, taxes, losses, or damages I may incur as a result of my decision to withdraw my Eligible Options. Terms used herein and not defined shall have the meanings set forth in the Offering Memorandum.

I elect to withdraw my Eligible Options that I previously chose to exchange pursuant to the Exchange Program. Therefore, I have completed and signed this Notice of Withdrawal.

By signing below, I also confirm that I have read the Instructions to Notice of Withdrawal annexed hereto and do hereby acknowledge and agree with the provisions set forth therein.

Date:
Signature of Eligible Employee
Name of Eligible Employee:

WEIGHT WATCHERS INTERNATIONAL, INC.

INSTRUCTIONS TO NOTICE OF WITHDRAWAL

If you previously elected to accept the Offer by Weight Watchers International, Inc. to exchange your outstanding Eligible Options for Replacement Options, upon the terms and subject to the conditions set forth in the Offering Memorandum, dated May 22, 2015, and the related Election Form, as well as the terms and conditions of the applicable option grant documentation, and you would like to change your election and withdraw the tender of all of your Eligible Options, you must complete and sign this Notice of Withdrawal and return it to Weight Watchers International, Inc. so that we receive it before the Expiration Time (5:00 p.m., New York City time, on June 22, 2015), unless the Expiration Time is extended by us.

Once the Notice of Withdrawal is signed and completed, please return it to Weight Watchers by one of the following means:

By Regular Mail:

Weight Watchers International, Inc.

Attention: Corporate Secretary

675 Avenue of the Americas, 6th Floor

New York, New York 10010; or

By e-mail:

optionexchange@weightwatchers.com.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered as indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Employee, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the Exchange Program.

If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the Expiration Time (5:00 p.m., New York City time, on June 22, 2015), unless the Expiration Time is extended by us, please contact us by e-mail at optionexchange@weightwatchers.com.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.